Exhibit 10.34

CORPORATE INTEGRITY AGREEMENT

BETWEEN THE

OFFICE OF INSPECTOR GENERAL

OF THE

DEPARTMENT OF HEALTH AND HUMAN SERVICES,

APRIA HEALTHCARE GROUP, INC. AND

APRIA HEALTHCARE LLC

I.	PREAMBLE

Apria Healthcare Group, Inc., and its wholly owned subsidiary, Apria Healthcare LLC (collectively, Apria) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements).

Contemporaneously with this CIA, Apria is entering into a Settlement Agreement with the United States.

Apria represents that, prior to the Effective Date (as defined below), Apria voluntarily established a compliance program that addresses all seven elements of an effective compliance program and is designed to address compliance with Federal health care program and other requirements (Compliance Program). Apria shall continue the Compliance Program throughout the term of the CIA and shall do so in accordance with the terms set forth below. Apria may modify the Compliance Program, as appropriate. However, at a minimum, Apria shall ensure that during the term of the CIA, it shall comply with the obligations set forth in this CIA.

II.	TERM AND SCOPE OF THE CIA

A. The period of the compliance obligations assumed by Apria under this CIA shall be five years from the effective date of this CIA. The “Effective Date” shall be the date on which the final signatory of this CIA executes this CIA. Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

B. Sections VII, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) Apria’s final Annual Report or (2) any additional materials submitted by Apria pursuant to OIG’s request, whichever is later.

Apria - Corporate Integrity Agreement

C. For purposes of this CIA, the term “Covered Persons” includes: (1) all owners, officers, directors, and employees of Apria; and (2) all contractors, subcontractors, agents, and other persons who furnish patient care items or services or who perform billing or coding functions on behalf of Apria, excluding vendors whose sole connection with Apria is selling or otherwise providing medical supplies or equipment to Apria.

Notwithstanding the above, the term “Covered Persons” does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work for Apria more than 160 hours during a Reporting Period, except that any such individual shall become a “Covered Person” at the point when they work for Apria more than 160 hours during a Reporting Period.

III.	CORPORATE INTEGRITY OBLIGATIONS

Apria shall establish and maintain a Compliance Program that includes the following elements:

A. Compliance Officer and Committee, Board of Directors, and Management Compliance Obligations

1. Compliance Officer. Within 90 days after the Effective Date, Apria shall appoint a Compliance Officer and shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be an employee and a member of senior management of Apria, shall report directly to the Chief Executive Officer of Apria, and shall not be or be subordinate to the General Counsel or Chief Financial Officer or have any responsibilities that involve acting in any capacity as legal counsel or supervising legal counsel functions for Apria. The Compliance Officer shall be responsible for, without limitation:

a.	developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements;

b.

making periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Apria (Board) and shall be authorized to report on such matters to the Board at any time. Written documentation of the Compliance Officer’s reports to the Board shall be made available to OIG upon request; and

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c.	monitoring the day-to-day compliance activities engaged in by Apria as well as any reporting obligations created under this CIA.

Any noncompliance job responsibilities of the Compliance Officer shall be limited and must not interfere with the Compliance Officer’s ability to perform the duties outlined in this CIA.

Apria shall report to OIG, in writing, any changes in the identity of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within five business days after such a change.

2. Compliance Committee. Within 90 days after the Effective Date, Apria shall appoint a Compliance Committee. The Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as billing, clinical, human resources, audit, and operations). The Compliance Officer shall chair the Compliance Committee and the Compliance Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of Apria’s risk areas and shall oversee monitoring of internal and external audits and investigations). The Compliance Committee shall meet at least quarterly. The minutes of the Compliance Committee meetings shall be made available to OIG upon request.

Apria shall report to OIG, in writing, any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 business days after such a change.

3. Board Compliance Obligations. The Board of Apria shall be responsible for the review and oversight of matters related to compliance with Federal health care program requirements and the obligations of this CIA. The Board must include independent (i.e., non-employee and non-executive) members.

Apria - Corporate Integrity Agreement

The Board shall, at a minimum, be responsible for the following:

a.	meeting at least quarterly to review and oversee Apria’s compliance program, including but not limited to the performance of the Compliance Officer and Compliance Committee;

b.

submitting to OIG a description of the documents and other materials it reviewed, as well as any additional steps taken, such as the engagement of an independent advisor or other third-party resources, in its oversight of the compliance program and in support of making the resolution below during each Reporting Period; and

c.

for each Reporting Period of the CIA, adopting a resolution, signed by each member of the Board summarizing its review and oversight of Apria’s compliance with Federal health care program requirements and the obligations of this CIA.

At minimum, the resolution shall include the following language:

“The Board has made a reasonable inquiry into the operations of Apria’s Compliance Program, including the performance of the Compliance Officer and the Compliance Committee. Based on its inquiry and review, the Board has concluded that, to the best of its knowledge, Apria has implemented an effective Compliance Program to meet Federal health care program requirements and the obligations of the CIA.”

If the Board is unable to provide such a conclusion in the resolution, the Board shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at Apria.

Apria shall report to OIG, in writing, any changes in the composition of the Board, or any actions or changes that would affect the Board’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 business days after such a change.

4. Management Certifications. In addition to the responsibilities set forth in this CIA for all Covered Persons, certain Apria employees (Certifying Employees) are expected to monitor and oversee activities within their areas of authority and shall annually certify that the applicable Apria department is in compliance with applicable Federal health care program requirements and the obligations of this CIA. These Certifying Employees shall include, at a minimum, the following: Chief Executive Officer; Chief Financial Officer; Chief Compliance Officer; VP of Billing and Reimbursement; Executive Vice President, Division President – East Division; Executive Vice President, Division President – West Division; Executive Vice President, Division President – Central Division. For each Reporting Period, each Certifying Employee shall sign a certification that states:

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“I have been trained on and understand the compliance requirements and responsibilities as they relate to [insert name of department], an area under my supervision. My job responsibilities include ensuring compliance with regard to the [insert name of department] with all applicable Federal health care program requirements, obligations of the Corporate Integrity Agreement, and Apria policies, and I have taken steps to promote such compliance. To the best of my knowledge, the [insert name of department] of Apria is in compliance with all applicable Federal health care program requirements and the obligations of the Corporate Integrity Agreement. I understand that this certification is being provided to and relied upon by the United States.”

If any Certifying Employee is unable to provide such a certification, the Certifying Employee shall provide a written explanation of the reasons why he or she is unable to provide the certification outlined above.

Within 90 days after the Effective Date, Apria shall develop and implement a written process for Certifying Employees to follow for the purpose of completing the certification required by this section (e.g., reports that must be reviewed, assessments that must be completed, sub-certifications that must be obtained, etc. prior to the Certifying Employee making the required certification).

B. Written Standards

Within 90 days after the Effective Date, Apria shall develop and implement written policies and procedures regarding the operation of its compliance program, including the compliance program requirements outlined in this CIA and Apria’s compliance with Federal health care program requirements (Policies and Procedures). Throughout the term of this CIA, Apria shall enforce its Policies and Procedures and shall make compliance with its Policies and Procedures an element of evaluating the performance of all employees. The Policies and Procedures shall be made available to all Covered Persons.

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At least annually (and more frequently, if appropriate), Apria shall assess and update, as necessary, the Policies and Procedures. Any new or revised Policies and Procedures shall be made available to all Covered Persons.

All Policies and Procedures shall be made available to OIG upon request.

C. Training and Education

1. Covered Persons Training. Within 90 days after the Effective Date, Apria shall develop a written plan (Training Plan) that outlines the steps Apria will take to ensure that all Covered Persons receive at least annual training regarding Apria’s CIA requirements and Compliance Program and the applicable Federal health care program requirements, including the requirements of the Anti-Kickback Statute and the Stark Law. The Training Plan shall include information regarding the following: training topics, categories of Covered Persons required to attend each training session, length of the training session(s), schedule for training, and format of the training. Apria shall furnish training to its Covered Persons pursuant to the Training Plan during each Reporting Period.

2. Board Training. In addition to the training described in Section III.C.1, within 90 days after the Effective Date, each member of the Board shall receive training regarding the corporate governance responsibilities of board members and the responsibilities of board members with respect to review and oversight of the Compliance Program. Specifically, the training shall address the unique responsibilities of health care Board members, including the risks, oversight areas, and strategic approaches to conducting oversight of a health care entity. This training may be conducted by an outside compliance expert hired by the Board and should include a discussion of the OIG’s guidance on Board member responsibilities.

New members of the Board shall receive the Board training described above within 30 days after becoming a member or within 90 days after the Effective Date, whichever is later.

3. Training Records. Apria shall make available to OIG, upon request, training materials and records verifying that the training described in Sections III.C.1 and III.C.2 has been provided as required.

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D. Review Procedures

1. General Description

a.

Engagement of Independent Review Organization. Within 90 days after the Effective Date, Apria shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform the reviews listed in this Section III.D. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

b.

Retention of Records. The IRO and Apria shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Apria) related to the reviews.

c.

Access to Records and Personnel. Apria shall ensure that the IRO has access to all records and personnel necessary to complete the reviews listed in this Section III.D and that all records furnished to the IRO are accurate and complete.

2. Claims Review. The IRO shall review claims submitted by Apria and reimbursed by the Medicare and Medicaid programs, to determine whether the items and services furnished were medically necessary and appropriately documented and whether the claims were correctly coded, submitted and reimbursed (Claims Review) and shall prepare a Claims Review Report, as outlined in Appendix B to this CIA, which is incorporated by reference.

3. Independence and Objectivity Certification. The IRO shall include in its report(s) to Apria a certification that the IRO has (a) evaluated its professional independence and objectivity with respect to the reviews required under this Section III.D and (b) concluded that it is, in fact, independent and objective, in accordance with the requirements specified in Appendix A to this CIA. The IRO’s certification shall include a summary of all current and prior engagements between Apria and the IRO.

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E. Risk Assessment and Internal Review Process

Within 90 days after the Effective Date, Apria shall develop and implement a centralized annual risk assessment and internal review process to identify and address risks associated with Apria’s participation in the Federal health care programs, including but not limited to the risks associated with the submission of claims for items and services furnished to Medicare and Medicaid program beneficiaries. The Compliance Committee shall be responsible for implementation and oversight of the risk assessment and internal review process. The risk assessment and internal review process shall be conducted at least annually and shall require Apria to: (1) identify and prioritize risks, (2) develop internal audit work plans related to the identified risk areas, (3) implement the internal audit work plans, (4) develop corrective action plans in response to the results of any internal audits performed, and (5) track the implementation of the corrective action plans in order to assess the effectiveness of such plans. Apria shall maintain the risk assessment and internal review process for the term of the CIA.

F. Disclosure Program

Within 90 days after the Effective Date, Apria shall establish a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Apria’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Apria shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. The Disclosure Program also shall include a requirement that all of Apria’s Covered Persons shall be expected to report suspected violations of any Federal health care program requirements to the Compliance Officer or other appropriate individual designated by Apria. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Apria shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

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The Compliance Officer (or designee) shall maintain a disclosure log and shall record all disclosures, whether or not related to a potential violation of criminal, civil, or administrative law related to the Federal health care programs, in the disclosure log within two business days of receipt of the disclosure. The disclosure log shall include a summary of each disclosure received (whether anonymous or not), the individual or department responsible for reviewing the disclosure, the status of the review, and any corrective action taken in response to the review.

G. Ineligible Persons

1. Definitions. For purposes of this CIA:

a.	an “Ineligible Person” shall include an individual or entity who:

i.	is currently excluded from participation in any Federal health care program; or

ii.	has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) but has not yet been excluded.

b.	“Exclusion List” means the HHS/OIG List of Excluded Individuals/Entities (LEIE) (available through the Internet at http://www.oig.hhs.gov).

2. Screening Requirements. Apria shall ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.

a.

Apria shall screen all prospective Covered Persons against the Exclusion List prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b.	Apria shall screen all current Covered Persons against the Exclusion List within 90 days after the Effective Date and on a monthly basis thereafter.

c.	Apria shall implement a policy requiring all Covered Persons to disclose immediately if they become an Ineligible Person.

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Nothing in this Section III.G affects Apria’s responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered, or prescribed by an excluded person. Apria understands that items or services furnished, ordered, or prescribed by excluded persons are not payable by Federal health care programs and that Apria may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Apria meets the requirements of Section III.G.

3. Removal Requirement. If Apria has actual notice that a Covered Person has become an Ineligible Person, Apria shall remove such Covered Person from responsibility for, or involvement with, Apria’s business operations related to the Federal health care program(s) from which such Covered Person has been excluded and shall remove such Covered Person from any position for which the Covered Person’s compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by any Federal health care program(s) from which the Covered Person has been excluded at least until such time as the Covered Person is reinstated into participation in such Federal health care program(s).

4. Pending Charges and Proposed Exclusions. If Apria has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person’s employment or contract term, Apria shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary or the accuracy of any claims submitted to any Federal health care program.

H. Notification of Government Investigation or Legal Proceeding

Within 30 days after discovery, Apria shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Apria conducted or brought by a governmental entity or its agents involving an allegation that Apria has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Apria also shall provide written notice to OIG within 30 days after the resolution of the matter and a description of the findings and/or results of the investigation or proceeding, if any.

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I. Overpayments

1. Definition of Overpayment. An “Overpayment” means any funds that Apria receives or retains under any Federal health care program to which Apria, after applicable reconciliation, is not entitled under such Federal health care program.

2. Overpayment Policies and Procedures. Within 90 days after the Effective Date, Apria shall develop and implement written policies and procedures regarding the identification, quantification, and repayment of Overpayments received from any Federal health care program.

J. Reportable Events

1. Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

a.	a substantial Overpayment;

b.

a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;

c.	the employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.G.1.a; or

d.	the filing of a bankruptcy petition by Apria. A Reportable Event may be the result of an isolated event or a series of occurrences.

2. Reporting of Reportable Events. If Apria determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Apria shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.

3. Reportable Events under Section III.J.1.a. and III.J.1.b. For Reportable Events under Section III.J.1.a and b, the report to OIG shall include:

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a.

a complete description of all details relevant to the Reportable Event, including, at a minimum, the types of claims, transactions or other conduct giving rise to the Reportable Event; the period during which the conduct occurred; and the names of individuals and entities believed to be implicated, including an explanation of their roles in the Reportable Event;

b.	a statement of the Federal criminal, civil or administrative laws that are probably violated by the Reportable Event, if any;

c.	the Federal health care programs affected by the Reportable Event;

d.	a description of the steps taken by Apria to identify and quantify any Overpayments; and

e.	a description of Apria’s actions taken to correct the Reportable Event and prevent it from recurring.

If the Reportable Event involves an Overpayment, within 60 days of identification of the Overpayment, Apria shall repay the Overpayment, in accordance with the requirements of 42 U.S.C. § 1320a-7k(d) and any applicable regulations and Centers for Medicare and Medicaid Services (CMS) guidance and provide OIG with a copy of the notification and repayment.

4. Reportable Events under Section III.J.1.c. For Reportable Events under Section III.J.1.c, the report to OIG shall include:

a.	the identity of the Ineligible Person and the job duties performed by that individual;

b.	the dates of the Ineligible Person’s employment or contractual relationship;

c.

a description of the Exclusion List screening that Apria completed before and/or during the Ineligible Person’s employment or contract and any flaw or breakdown in the screening process that led to the hiring or contracting with the Ineligible Person;

d.	a description of how the Ineligible Person was identified; and

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e.	a description of any corrective action implemented to prevent future employment or contracting with an Ineligible Person.

5. Reportable Events under Section III.J.1.d. For Reportable Events under Section III.J.1.d, the report to OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program requirements implicated.

6. Reportable Events Involving the Stark Law. Notwithstanding the reporting requirements outlined above, any Reportable Event that involves solely a probable violation of section 1877 of the Social Security Act, 42 U.S.C. §1395nn (the Stark Law) should be submitted by Apria to CMS through the self-referral disclosure protocol (SRDP), with a copy to the OIG. If Apria identifies a probable violation of the Stark Law and repays the applicable Overpayment directly to the CMS contractor, then Apria is not required by this Section III.J to submit the Reportable Event to CMS through the SRDP.

IV.	SUCCESSOR LIABILITY

In the event that, after the Effective Date, Apria proposes to (a) sell any or all of its business, business units, or locations (whether through a sale of assets, sale of stock, or other type of transaction) relating to the furnishing of items or services that may be reimbursed by a Federal health care program; or (b) purchase or establish a new business, business unit, or location relating to the furnishing of items or services that may be reimbursed by a Federal health care program, the CIA shall be binding on the purchaser of any business, business unit, or location and any new business, business unit, or location (and all Covered Persons at each new business, business unit, or location) shall be subject to the applicable requirements of this CIA, unless otherwise determined and agreed to in writing by OIG. Apria shall give notice of such sale or purchase to OIG within 30 days following the closing of the transaction.

If, in advance of a proposed sale or a proposed purchase, Apria wishes to obtain a determination by OIG that the proposed purchaser or the proposed acquisition will not be subject to the requirements of the CIA, Apria must notify OIG in writing of the proposed sale or purchase at least 30 days in advance. This notification shall include a description of the business, business unit, or location to be sold or purchased, a brief description of the terms of the transaction and, in the case of a proposed sale, the name and contact information of the prospective purchaser.

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V.	IMPLEMENTATION AND ANNUAL REPORTS

A. Implementation Report

Within 120 days after the Effective Date, Apria shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1. the name, business address, business phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;

2. the names and positions of the members of the Compliance Committee required by Section III.A;

3. the names of the Board members who are responsible for satisfying the Board compliance obligations described in Section III.A.3;

4. the names and positions of the Certifying Employees required by Section III.A.4 and a copy of the written process for Certifying Employees to follow in order to complete the certification required by Section III.A.4;

5. a list of the Policies and Procedures required by Section III.B;

6. the Training Plan required by Section III.C.1 and a description of the Board training required by Section III.C.2 (including a summary of the topics covered, the length of the training, and when the training was provided);

7. the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) information to demonstrate that the IRO has the qualifications outlined in Appendix A to this CIA; and (d) a certification from the IRO regarding its professional independence and objectivity with respect to Apria that includes a summary of all current and prior engagements between Apria and the IRO;

8. a description of the risk assessment and internal review process required by Section III.E;

9. a description of the Disclosure Program required by Section III.F;

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10. a description of the Ineligible Persons screening and removal process required by Section III.G;

11. a copy of Apria’s policies and procedures regarding the identification, quantification and repayment of Overpayments required by Section III.I;

12. a description of Apria’s corporate structure, including identification of any individual owners, parent and sister companies, subsidiaries, and their respective lines of business;

13. a list of all of Apria’s locations (including locations and mailing addresses), the corresponding name under which each location is doing business, and the location’s Medicare and state Medicaid program provider number and/or supplier number(s); and

14. the certifications required by Section V.C.

B. Annual Reports

Apria shall submit to OIG a written report on its compliance with the CIA requirements for each of the five Reporting Periods (Annual Report). Each Annual Report shall include, at a minimum, the following information:

1. any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer; a current list of the Compliance Committee members, a current list of the Board members who are responsible for satisfying the Board compliance obligations, and a current list of the Certifying Employees, along with the identification of any changes made during the Reporting Period to the Compliance Committee, Board, and Certifying Employees;

2. a description of any changes to the written process for Certifying Employees to follow in order to complete the certification required by Section III.A.4;

3. the dates of each report made by the Compliance Officer to the Board (written documentation of such reports shall be made available to OIG upon request);

4. the Board resolution required by Section III.A.3 and a description of the documents and other materials reviewed by the Board, as well as any additional steps taken, in its oversight of the compliance program and in support of making the resolution;

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5. a list of any new or revised Policies and Procedures developed during the Reporting Period;

6. a description of any changes to Apria’s Training Plan developed pursuant to Section III.C, and a summary of any Board training provided during the Reporting Period;

7. a complete copy of all reports prepared pursuant to Section III.D and Apria’s response to the reports, along with corrective action plan(s) related to any issues raised by the reports, including Apria’s determination of whether the CMS overpayment rule requires the repayment of an extrapolated Overpayment (as defined in Appendix B);

8. a certification from the IRO regarding its professional independence and objectivity with respect to Apria, including a summary of all current and prior engagements between Apria and the IRO;

9. a description of any changes to the risk assessment and internal review process required by Section III.E, including the reasons for such changes;

10. a summary of the following components of the risk assessment and internal review process during the Reporting Period: (a) work plans developed, (b) internal audits performed, (c) corrective action plans developed in response to internal audits, and (d) steps taken to track the implementation of the corrective action plans. Copies of any work plans, internal audit reports, and corrective action plans shall be made available to OIG upon request;

11. a summary of the disclosures in the disclosure log required by Section III.F that relate to Federal health care programs, including at least the following information: (a) a description of the disclosure, (b) the date the disclosure was received, (c) the resolution of the disclosure, and (d) the date the disclosure was resolved (if applicable). The complete disclosure log shall be made available to OIG upon request;

12. a description of any changes to the Ineligible Persons screening and removal process required by Section III.G, including the reasons for such changes;

13. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.H. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

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14. a description of any changes to the Overpayment policies and procedures required by Section III.I, including the reasons for such changes;

15. a summary of Reportable Events (as defined in Section III.J) identified during the Reporting Period;

16. a summary of any audits conducted during the applicable Reporting Period by any Medicare or state Medicaid program contractor or any government entity or contractor, involving a review of Federal health care program claims, and Apria’s response/corrective action plan (including information regarding any Federal health care program refunds) relating to the audit findings;

17. a description of all changes to the most recently provided list of Apria’s locations as required by Section V.A.13;

18. a description of any changes to Apria’s corporate structure, including any parent and sister companies, subsidiaries, and their respective lines of business; and

19. the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 60 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

C. Certifications

1. Certifying Employees. In each Annual Report, Apria shall include the certifications of Certifying Employees required by Section III.A.4;

2. Compliance Officer and Chief Executive Officer. The Implementation Report and each Annual Report shall include a certification by the Compliance Officer and Chief Executive Officer that:

a.	to the best of his or her knowledge, except as otherwise described in the report, Apria has implemented and is in compliance with all of the requirements of this CIA;

b.	he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful; and

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c.	he or she understands that the certification is being provided to and relied upon by the United States

3. Chief Financial Officer. The first Annual Report shall include a certification by the Chief Financial Officer that, to the best of his or her knowledge, Apria has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs; and (d) he or she understands that the certification is being provided to and relied upon by the United States.

D. Designation of Information

Apria shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Apria shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI.	NOTIFICATIONS AND SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:

Administrative and Civil Remedies Branch

Office of Counsel to the Inspector General

Office of Inspector General

U.S. Department of Health and Human Services

Cohen Building, Room 5527

    330 Independence Avenue, S.W.

Washington, DC 20201

Telephone: 202.619.2078

Facsimile: 202.205.0604

Apria - Corporate Integrity Agreement

Apria:

Ruth Ann Ellison

Vice President Clinical Regulatory Compliance

    Corporate Compliance Officer

[redacted]

Telephone: [redacted]

Facsimile: [redacted]

Email Address: [redacted]

Unless otherwise specified, all notifications and reports required by this CIA may be made by electronic mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. Upon request by OIG, Apria may be required to provide OIG with an additional copy of each notification or report required by this CIA in OIG’s requested format (electronic or paper).

VII.	OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may conduct interviews, examine and/or request copies of or copy Apria’s books, records, and other documents and supporting materials, and conduct on-site reviews of any of Apria’s locations, for the purpose of verifying and evaluating: (a) Apria’s compliance with the terms of this CIA and (b) Apria’s compliance with the requirements of the Federal health care programs. The documentation described above shall be made available by Apria to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, and/or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Apria’s owners, employees, contractors, and directors who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Apria shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Apria’s owners, employees, contractors, and directors may elect to be interviewed with or without a representative of Apria present.

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VIII.	DOCUMENT AND RECORD RETENTION

Apria shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs and to compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.

IX.	DISCLOSURES

Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Apria prior to any release by OIG of information submitted by Apria pursuant to its obligations under this CIA and identified upon submission by Apria as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Apria shall have the rights set forth at 45 C.F.R. § 5.42(a).

X.	BREACH AND DEFAULT PROVISIONS

Apria is expected to fully and timely comply with all of its CIA obligations.

A. Stipulated Penalties for Failure to Comply with Certain Obligations

As a contractual remedy, Apria and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) per obligation for each day Apria fails to establish, implement or comply with any of the following obligations as described in Section III:

a.	a Compliance Officer;

b.	a Compliance Committee;

c.	the Board compliance obligations;

d.	the management certification obligations and the development and implementation of a written process for Certifying Employees, as required by Section III.A.4;

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e.	written Policies and Procedures;

f.	the development of a written training plan and the training and education of Covered Persons and Board members;

g.	a risk assessment and internal review process;

h.	a Disclosure Program;

i.	Ineligible Persons screening and removal requirements;

j.	notification of Government investigations or legal proceedings;

k.	policies and procedures regarding the repayment of Overpayments; and

l.	reporting of Reportable Events.

2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Apria fails to engage and use an IRO, as required by Section III.D, Appendix A, or Appendix B.

3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Apria fails to timely submit (a) a complete Implementation Report or Annual Report, (b) a certification to OIG in accordance with the requirements of Section V, or (c) a complete response to any request for information from OIG.

4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Apria fails to submit any Claims Review Report in accordance with the requirements of Section III.D and Appendix B or fails to repay any Overpayment identified by the IRO, as required by Appendix B.

5. A Stipulated Penalty of $1,500 for each day Apria fails to grant access as required in Section VII (This Stipulated Penalty shall begin to accrue on the date Apria fails to grant access.).

6. A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of Apria as part of its Implementation Report, any Annual Report, additional documentation to a report (as requested by OIG), or otherwise required by this CIA.

Apria - Corporate Integrity Agreement

7. A Stipulated Penalty of $2,500 for each day Apria fails to grant the IRO access to all records and personnel necessary to complete the reviews listed in Section III.D, and for each day Apria fails to furnish accurate and complete records to the IRO, as required by Section III.D and Appendix A.

8. A Stipulated Penalty of $1,000 for each day Apria fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Apria stating the specific grounds for its determination that Apria has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Apria shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 business days after the date Apria receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-7 of this Section.

B. Timely Written Requests for Extensions

Apria may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Apria fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Apria receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C. Payment of Stipulated Penalties

1. Demand Letter. Upon a finding that Apria has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Apria of: (a) Apria’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties. (This notification shall be referred to as the “Demand Letter.”)

Apria - Corporate Integrity Agreement

2. Response to Demand Letter. Within 10 business days after the receipt of the Demand Letter, Apria shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Apria elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Apria cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3. Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.

4. Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Apria has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D. Exclusion for Material Breach of this CIA

1. Definition of Material Breach. A material breach of this CIA means:

a.	repeated violations or a flagrant violation of any of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

b.	a failure by Apria to report a Reportable Event, take corrective action, or make the appropriate refunds, as required in Section III.J;

c.	a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or

d.	a failure to engage and use an IRO in accordance with Section III.D, Appendix A, or Appendix B.

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2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Apria constitutes an independent basis for Apria’s exclusion from participation in the Federal health care programs. The length of the exclusion shall be in the OIG’s discretion, but not more than five years per material breach. Upon a determination by OIG that Apria has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Apria of: (a) Apria’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion. (This notification shall be referred to as the “Notice of Material Breach and Intent to Exclude.”)

3. Opportunity to Cure. Apria shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate that:

a.	the alleged material breach has been cured; or

b.

the alleged material breach cannot be cured within the 30 day period, but that: (i) Apria has begun to take action to cure the material breach; (ii) Apria is pursuing such action with due diligence; and (iii) Apria has provided to OIG a reasonable timetable for curing the material breach.

4. Exclusion Letter. If, at the conclusion of the 30-day period, Apria fails to satisfy the requirements of Section X.D.3, OIG may exclude Apria from participation in the Federal health care programs. OIG shall notify Apria in writing of its determination to exclude Apria. (This letter shall be referred to as the “Exclusion Letter.”) Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Apria’s receipt of the Exclusion Letter. The exclusion shall have national effect. Reinstatement to program participation is not automatic. At the end of the period of exclusion, Apria may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E. Dispute Resolution

1. Review Rights. Upon OIG’s delivery to Apria of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Apria shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS

Apria - Corporate Integrity Agreement

Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter. The procedures relating to the filing of a request for a hearing can be found at http://www.hhs.gov/dab/divisions/civil/procedures/divisionprocedures.html

2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Apria was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Apria shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Apria to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Apria requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be whether Apria was in material breach of this CIA and, if so, whether:

a.	Apria cured such breach within 30 days of its receipt of the Notice of Material Breach; or

b.

the alleged material breach could not have been cured within the 30 day period, but that, during the 30 day period following Apria’s receipt of the Notice of Material Breach: (i) Apria had begun to take action to cure the material breach; (ii) Apria pursued such action with due diligence; and (iii) Apria provided to OIG a reasonable timetable for curing the material breach.

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For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Apria, only after a DAB decision in favor of OIG. Apria’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Apria upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Apria may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Apria shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Apria, Apria shall be reinstated effective on the date of the original exclusion.

4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.	EFFECTIVE AND BINDING AGREEMENT Apria and OIG agree as follows:

A. This CIA shall become final and binding on the date the final signature is obtained on the CIA.

B. This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA.

C. OIG may agree to a suspension of Apria’s obligations under this CIA based on a certification by Apria that it is no longer providing health care items or services that will be billed to any Federal health care program and it does not have any ownership or control interest, as defined in 42 U.S.C. §1320a-3, in any entity that bills any Federal health care program. If Apria is relieved of its CIA obligations, Apria shall be required to notify OIG in writing at least 30 days in advance if Apria plans to resume providing health care items or services that are billed to any Federal health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program. At such time, OIG shall evaluate whether the CIA will be reactivated or modified.

D. All requirements and remedies set forth in this CIA are in addition to and do not affect (1) Apria’s responsibility to follow all applicable Federal health care program requirements or (2) the government’s right to impose appropriate remedies for failure to follow applicable Federal health care program requirements.

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E. The undersigned Apria signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatories represent that they are signing this CIA in their official capacities and that they are authorized to execute this CIA.

F. This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Electronically transmitted copies of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

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ON BEHALF OF APRIA

/s/ Dan Starck	12/11/2020
DAN STARCK Chief Executive Officer Apria Healthcare Group, Inc.	DATE

/s/ David Matyas	December 11, 2020
DAVID MATYAS JENNIFER MICHAEL Epstein Becker & Green, P.C. Counsel for Apria	DATE

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ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL

OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Lisa M. Re	12/14/2020
LISA M. RE Assistant Inspector General for Legal Affairs Office of Inspector General U.S. Department of Health and Human Services	DATE

/s/ Keshia B. Thompson	12/14/2020
Keshia B. Thompson Senior Counsel Office of Inspector General U.S. Department of Health and Human Services	DATE

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APPENDIX A

INDEPENDENT REVIEW ORGANIZATION

This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.D of the CIA.

A. IRO Engagement

1. Apria shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct the review in a professionally independent and objective fashion, as set forth in Paragraph E. Within 30 days after OIG receives the information identified in Section V.A.7 of the CIA or any additional information submitted by Apria in response to a request by OIG, whichever is later, OIG will notify Apria if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Apria may continue to engage the IRO.

2. If Apria engages a new IRO during the term of the CIA, that IRO must also meet the requirements of this Appendix. If a new IRO is engaged, Apria shall submit the information identified in Section V.A.7 of the CIA to OIG within 30 days of engagement of the IRO. Within 30 days after OIG receives this information or any additional information submitted by Apria at the request of OIG, whichever is later, OIG will notify Apria if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Apria may continue to engage the IRO.

B. IRO Qualifications

The IRO shall:

1. assign individuals to conduct the Claims Review who have expertise in the Medicare and state Medicaid program requirements applicable to the claims being reviewed;

2. assign individuals to design and select the Claims Review sample who are knowledgeable about the appropriate statistical sampling techniques;

3. assign individuals to conduct the coding review portions of the Claims Review who have a nationally recognized coding certification and who have maintained this certification (e.g., completed applicable continuing education requirements);

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Appendix A

1

4. assign licensed nurses or physicians with relevant education, training and specialized expertise (or other licensed health care professionals acting within their scope of practice and specialized expertise) to make the medical necessity determinations required by the Claims Review; and

5. have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.

C. IRO Responsibilities

The IRO shall:

1. perform each Claims Review in accordance with the specific requirements of the CIA;

2. follow all applicable Medicare and state Medicaid program rules and reimbursement guidelines in making assessments in the Claims Review;

3. request clarification from the appropriate authority (e.g., Medicare contractor), if in doubt of the application of a particular Medicare or state Medicaid program policy or regulation;

4. respond to all OIG inquires in a prompt, objective, and factual manner; and

5. prepare timely, clear, well-written reports that include all the information required by Appendix B to the CIA.

D. Apria Responsibilities

Apria shall ensure that the IRO has access to all records and personnel necessary to complete the reviews listed in III.D of this CIA and that all records furnished to the IRO are accurate and complete.

E. IRO Independence and Objectivity

The IRO must perform the Claims Review in a professionally independent and objective fashion, as defined in the most recent Government Auditing Standards issued by the U.S. Government Accountability Office.

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Appendix A

2

F. IRO Removal/Termination

1. Apria and IRO. If Apria terminates its IRO or if the IRO withdraws from the engagement during the term of the CIA, Apria must submit a notice explaining (a) its reasons for termination of the IRO or (b) the IRO’s reasons for its withdrawal to OIG, no later than 30 days after termination or withdrawal. Apria must engage a new IRO in accordance with Paragraph A of this Appendix and within 60 days of termination or withdrawal of the IRO.

2. OIG Removal of IRO. In the event OIG has reason to believe the IRO does not possess the qualifications described in Paragraph B, is not independent and objective as set forth in Paragraph E, or has failed to carry out its responsibilities as described in Paragraph C, OIG shall notify Apria in writing regarding OIG’s basis for determining that the IRO has not met the requirements of this Appendix. Apria shall have 30 days from the date of OIG’s written notice to provide information regarding the IRO’s qualifications, independence or performance of its responsibilities in order to resolve the concerns identified by OIG. If, following OIG’s review of any information provided by Apria regarding the IRO, OIG determines that the IRO has not met the requirements of this Appendix, OIG shall notify Apria in writing that Apria shall be required to engage a new IRO in accordance with Paragraph A of this Appendix. Apria must engage a new IRO within 60 days of its receipt of OIG’s written notice. The final determination as to whether or not to require Apria to engage a new IRO shall be made at the sole discretion of OIG.

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Appendix A

3

APPENDIX B

CLAIMS REVIEW

A. Claims Review. The IRO shall perform the Claims Review annually to cover each of the five Reporting Periods. The IRO shall perform all components of each Claims Review.

1. Definitions. For the purposes of the Claims Review, the following definitions shall be used:

a.

Overpayment: The amount of money Apria has received in excess of the amount due and payable under Medicare or any state Medicaid program requirements, as determined by the IRO in connection with the Claims Review performed under this Appendix B.

b.	Paid Claim: A claim submitted by Apria and for which Apria has received reimbursement from the Medicare program or a state Medicaid program.

c.	Population: The Population shall be defined as all Paid Claims during the 12-month period covered by the Claims Review.

2. Claims Review Sample. Prior to the end of each Reporting Period, Apria shall furnish to the IRO a list of the top 50 Apria locations based upon amounts received for Paid Claims together with the amounts received for Paid Claims by each of these locations during the Reporting Period (Apria Locations). The IRO shall randomly select four of these Apria Locations (Selected Apria Locations). The IRO shall randomly select and review a sample of 50 Paid Claims from each of the four Selected Apria Locations. Each sample of 50 Paid Claims from a Selected Apria Location shall be referred to as a Claims Review Sample for purposes of this Appendix. The Paid Claims for each Claims Review Sample shall be reviewed based on the supporting documentation available at Apria or under Apria’s control and applicable Medicare and state Medicaid program requirements to determine whether the items and services furnished were medically necessary and appropriately documented, and whether the claim was correctly coded, submitted, and reimbursed. For each Paid Claim in the Claims Review Sample that results in an Overpayment, the IRO shall review the system(s) and process(es) that generated the Paid Claim and identify any problems or weaknesses that may have resulted in the identified Overpayments. The IRO shall provide its observations and recommendations on suggested improvements to the system(s) and the process(es) that generated the Paid Claim.

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Appendix B

1

3. Other Requirements.

a.

Supplemental Materials. The IRO shall request all documentation and materials required for its review of the Paid Claims in the Claims Review Sample and Apria shall furnish such documentation and materials to the IRO prior to the IRO initiating its review of the Claims Review Sample. If the IRO accepts any supplemental documentation or materials from Apria after the IRO has completed its initial review of the Claims Review Sample (Supplemental Materials), the IRO shall identify in the Claims Review Report the Supplemental Materials, the date the Supplemental Materials were accepted, and the relative weight the IRO gave to the Supplemental Materials in its review. In addition, the IRO shall include a narrative in the Claims Review Report describing the process by which the Supplemental Materials were accepted and the IRO’s reasons for accepting the Supplemental Materials.

b.

Paid Claims without Supporting Documentation. Any Paid Claim for which Apria cannot produce documentation shall be considered an error and the total reimbursement received by Apria for such Paid Claim shall be deemed an Overpayment. Replacement sampling for Paid Claims with missing documentation is not permitted.

c.

Use of First Samples Drawn. For the purposes of the Claims Review Sample discussed in this Appendix, the first set of Paid Claims selected shall be used (i.e., it is not permissible to generate more than one list of random samples and then select one for use with the Claims Review Sample).

4. Repayment of Identified Overpayments. Apria shall repay within 60 days the Overpayment(s) identified by the IRO in the Claims Review Sample, in accordance with the requirements of 42 U.S.C. § 1320a-7k(d) and any applicable regulations and Centers for Medicare and Medicaid Services (CMS) guidance (the “CMS overpayment rule”). If Apria determines that the CMS overpayment rule requires that an extrapolated Overpayment be repaid, Apria shall repay that amount at the mean point estimate as calculated by the IRO. Apria shall make available to OIG all documentation that reflects the refund of the Overpayment(s) to the payor. OIG, in its sole discretion, may refer the findings of the Claims Review Sample (and any related work papers) received from Apria to the appropriate Medicare or state Medicaid program contractor for appropriate follow up by the payor.

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Appendix B

2

B. Claims Review Report. The IRO shall prepare a Claims Review Report as described in this Appendix for each Claims Review performed. The following information shall be included in the Claims Review Report.

1. Claims Review Methodology.

a.	Claims Review Population. A description of the Population subject to the Claims Review.

b.	Claims Review Objective. A clear statement of the objective intended to be achieved by the Claims Review.

c.

Source of Data. A description of (1) the process used to identify Paid Claims in the Population and (2) the specific documentation relied upon by the IRO when performing the Claims Review (e.g., medical records, physician orders, certificates of medical necessity, requisition forms, local medical review policies (including title and policy number), CMS program memoranda (including title and issuance number), Medicare carrier or intermediary manual or bulletins (including issue and date), other policies, regulations, or directives).

d.	Review Protocol. A narrative description of how the Claims Review was conducted and what was evaluated.

e.	Supplemental Materials. A description of any Supplemental Materials as required by A.3.a., above.

2. Statistical Sampling Documentation.

a.	A copy of the printout of the random numbers generated by the “Random Numbers” function of the statistical sampling software used by the IRO.

b.	A description or identification of the statistical sampling software package used by the IRO.

3. Claims Review Findings.

a.	Narrative Results.

i.	A description of Apria’s billing and coding system(s), including the identification, by position description, of the personnel involved in coding and billing.

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Appendix B

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ii.	A description of controls in place at Apria to ensure that all items and services billed to Medicare or a state Medicaid program are medically necessary and appropriately documented.

iii.

A narrative explanation of the IRO’s findings and supporting rationale (including reasons for errors, patterns noted, etc.) regarding the Claims Review, including the results of the Claims Review Sample.

b.	Quantitative Results.

i.

Total number and percentage of instances in which the IRO determined that the coding of the Paid Claims submitted by Apria differed from what should have been the correct coding and in which such difference resulted in an Overpayment to Apria.

ii.	Total number and percentage of instances in which the IRO determined that a Paid Claim was not appropriately documented and in which such documentation errors resulted in an Overpayment to Apria.

iii.	Total number and percentage of instances in which the IRO determined that a Paid Claim was for items or services that were not medically necessary and resulted in an Overpayment to Apria.

iv.	Total dollar amount of all Overpayments in the Claims Review Sample.

v.	Total dollar amount of Paid Claims included in the Claims Review Sample.

vi.

Error Rate in the Claims Review Sample. The Error Rate shall be calculated by dividing the Overpayment in the Claims Review Sample by the total dollar amount associated with the Paid Claims in the Claims Review Sample.

vii.	An estimate of the actual Overpayment in the Population at the mean point estimate.

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Appendix B

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viii.

A spreadsheet of the Claims Review results that includes the following information for each Paid Claim: Federal health care program billed, beneficiary health insurance claim number, date of service, code submitted (e.g., DRG, CPT code, etc.), code reimbursed, allowed amount reimbursed by payor, correct code (as determined by the IRO), correct allowed amount (as determined by the IRO), dollar difference between allowed amount reimbursed by payor and the correct allowed amount.

c.

Recommendations. The IRO’s report shall include any recommendations for improvements to Apria’s billing and coding system or to Apria’s controls for ensuring that all items and services billed to Medicare or a state Medicaid program are medically necessary and appropriately documented, based on the findings of the Claims Review.

4. Credentials. The names and credentials of the individuals who: (1) designed the statistical sampling procedures and the review methodology utilized for the Claims Review and (2) performed the Claims Review.

Apria - Corporate Integrity Agreement

Appendix B

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